Exhibit 5
September 17, 2008
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Capstone Turbine Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission relating to the registration of up to $7,398,229 in aggregate amount of shares of Common Stock, $0.001 par value, and certain related rights to purchase Preferred Shares (the “Common Shares”), warrants to purchase Common Shares (the “Common Share Warrants,”) and Common Shares issuable on exercise of such Common Share Warrants (the “Warrant Shares”, and together with the Common Shares and the Common Share Warrants, the “Securities”), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).
     In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     In rendering the following opinion, we state that we are not admitted to practice in any state other than the State of Tennessee, and we express no opinion as to the laws of any jurisdiction other than the State of Tennessee, the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:
     (1) Upon issuance of the Common Shares against payment therefor in accordance with the terms of any applicable placement agency agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Common Shares will be duly authorized and validly issued, fully paid and non-assessable by the Company.
     (2) When the Common Share Warrants have been duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of any applicable placement agency agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Common Share Warrants will be duly authorized, executed and delivered, valid, binding and enforceable.
     (3) Upon the exercise of the Common Share Warrants, the Warrant Shares issued against payment therefor in accordance with the terms of the Common Share Warrants will be duly authorized and validly issued, fully paid and non-assessable by the Company.
     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the transmitting for filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that this firm is an “expert” within the meaning of the Act.
Very truly yours,
/s/ WALLER LANSDEN DORTCH & DAVIS, LLP